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PRESS RELEASE

VANDA PRESENTS PHASE III ILOPERIDONE EFFICACY DATA
Findings also demonstrate favorable safety and tolerability profile

ROCKVILLE, Md. - December 12, 2007 - Vanda Pharmaceuticals Inc. (NASDAQ: VNDA) announced today that data from four Phase III efficacy and safety trials demonstrate that iloperidone, an investigational atypical antipsychotic, is associated with significantly greater improvements in the symptoms of schizophrenia versus placebo and has a favorable safety and tolerability profile. These results were included as part of the recently filed New Drug Application (NDA) for iloperidone and were presented for the first time this week at a major psychiatric congress. Posters containing the data presented will be posted on Vanda’s Web site, http://www.vandapharma.com, on Thursday, December 13, 2007. The U.S. Food and Drug Administration (FDA) accepted the NDA submitted by Vanda for marketing approval on November 26, 2007.

The Phase III study conducted by Vanda evaluated the efficacy of iloperidone versus placebo in patients with schizophrenia. The study was a randomized, double-blind, placebo-controlled, multi-center, four-week inpatient study that enrolled 604 patients. Following fixed-dose titration, inpatients were randomized to receive iloperidone at 24 mg/day, ziprasidone at 160 mg/day, or placebo. Patients treated with iloperidone had significantly greater improvements in Positive and Negative Syndrome Scale-Total (PANSS-T) scores than those on placebo and had PANSS-T improvement comparable to ziprasidone.

“There is a great need for new treatment options for schizophrenia, particularly as patients often discontinue treatment due to efficacy and tolerability issues, as seen in the NIMH-funded CATIE trial on antipsychotics,” said Andrew J. Cutler, M.D., principal investigator of the Phase III study and Assistant Professor of Psychiatry at the University of Florida. “Iloperidone’s combination of comparable efficacy and favorable tolerability profile is good news for physicians and patients as a potential new treatment option.”

Vanda Pharmaceuticals Inc. • 9605 Medical Center Drive • Suite 300 • Rockville, MD 20850 USA • p 240.599.4500 • f 301.294.1900
www.vandapharmaceuticals.com

Iloperidone and ziprasidone showed similarly low effects on glucose, cholesterol, triglyceride and prolactin levels compared to placebo. Iloperidone also had a similar akathisia profile to placebo, whereas ziprasidone was associated with a significant worsening of akathisia versus placebo on the Barnes Akathisia Scale (BAS), with 26 percent of patients experiencing a worsening of akathisia. Iloperidone was also associated with a favorable profile on the Extrapyramidal Symptoms Rating Scale (ESRS) versus placebo.

“Akathisia is a debilitating sensation of restlessness that can be unrelenting and around the clock. The new research findings from the recent clinical trials of iloperidone suggest that iloperidone may have a very low akathisia profile, one of the features of this new medication that should be very good news for patients with schizophrenia and the physician community,” said Dr. Peter Weiden, M.D., Director of the Psychosis Program of the Department of Psychiatry at the University of Illinois at Chicago and one of the leading experts on adverse events of antipsychotic medications.

A post-hoc, pooled analysis of three additional Phase III trials was also presented this week. Each trial was a randomized, double-blind, placebo- and active-controlled, parallel-group, six-week trial of patients with schizophrenia or schizoaffective disorder. The analysis evaluated change from baseline using the Brief Psychiatric Rating Scale (BPRS) for the 1,553 patients who remained on treatment for more than two weeks. Iloperidone demonstrated generally significant improvements over placebo in doses ranging from 4-8 mg/day to 20-24 mg/day; similar reductions in BPRS scores were observed at six weeks for iloperidone in doses of 20-24 mg/day, as compared to the active comparators risperidone and haloperidol. The analysis further demonstrated that iloperidone had a favorable safety profile, most notably with regard to extrapyramidal symptoms (EPS) and akathisia rates, weight and metabolic parameters, and prolactin levels.

Unmet Needs in Schizophrenia
Schizophrenia is a chronic, severe and disabling brain disorder that affects approximately one percent of Americans. Although there are many drugs approved to treat schizophrenia, including the commonly prescribed “atypical antipsychotics,” a high degree of dissatisfaction remains among physicians and patients. The recent CATIE (Clinical Antipsychotic Trials of Intervention Effectiveness) study, conducted by the National Institute of Mental Health (NIMH) and reported in The New England Journal of Medicine, evaluated several antipsychotic medications and revealed that 74 percent of patients taking antipsychotics discontinued treatment within 18 months, primarily because of insufficient efficacy and tolerability issues.

Vanda Pharmaceuticals Inc. • 9605 Medical Center Drive • Suite 300 • Rockville, MD 20850 USA • p 240.599.4500 • f 301.294.1900
www.vandapharmaceuticals.com

About Vanda Pharmaceuticals Inc.
Vanda Pharmaceuticals Inc. is a biopharmaceutical company with a focus on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The company has three product candidates in clinical development. In addition to iloperidone, Vanda is developing VEC-162, a compound for the treatment of sleep and mood disorders which is currently in Phase III development for sleep disorders. Vanda's third product candidate in clinical development, VSF-173, is currently in Phase II development for the treatment of excessive sleepiness. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

Note Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Vanda's plans for its product candidates. Words such as, but not limited to, "look forward to," "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "should," and "could," and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vanda's forward-looking statements include, among others, a failure of Vanda's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, a lack of acceptance of Vanda's product candidates in the marketplace, a failure of the company to become or remain profitable, Vanda's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors that are described in the "Risk Factors" section (Part II, Item 1A) of Vanda's report on Form 10-Q for the quarter ended September 30, 2007 (File No. 000-51863). No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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Contact information
Steven Shallcross, Chief Financial Officer, Vanda Pharmaceuticals Inc.: (Tel) 240-599-4500;
steven.shallcross@vandapharma.com

Vanda Pharmaceuticals Inc. • 9605 Medical Center Drive • Suite 300 • Rockville, MD 20850 USA • p 240.599.4500 • f 301.294.1900
www.vandapharmaceuticals.com